Exhibit 99.2

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAII

aaiPharma Commences Consent Solicitation

Wilmington, N.C., October 22, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced that it is soliciting consents (the “Solicitation”) from holders of its 11.5% Senior Subordinated Notes due 2010. The Solicitation seeks approval of aaiPharma‘s proposed amendments to, and waivers under, the indenture governing these Notes to, among other things, allow aaiPharma to borrow up to $30 million in additional term loans.

Holders of Notes who deliver and do not revoke consents prior to the expiration of the Solicitation will be entitled to receive a consent fee of $5 in cash for each $1,000 principal amount of Notes for which consents have been delivered by such holders. The payment of the consent fee is conditioned upon the proposed amendment to the senior secured credit facility becoming operative. The consents will only become operative if consents totaling in excess of 50% of the outstanding Notes are received.

The receipt of valid and unrevoked consents from holders representing not less than a majority in aggregate principal amount of outstanding Notes is required for the consents to be effective, excluding any Notes held by affiliates of aaiPharma.

The Solicitation will expire at 10:00 a.m., New York City time, on October 29, 2004, unless extended by aaiPharma. Holders of Notes as of 5:00 p.m., New York City time, on October 18, 2004 (the “Record Date”), will be eligible to consent.

This news release is not a solicitation of consents with respect to any securities. The consent solicitation is being made only pursuant to the terms and conditions of the consent solicitation statement dated October 22, 2004, relating to the Notes and the accompanying documents. These documents can be obtained from Global Bondholder Services Corporation, the information agent for the Solicitation, at (212) 430-3774 (Banks and Brokers Call Collect) or (866) 470-3700 (Note holders Call Toll-Free). The Company intends to include the Consent Solicitation Statement in a current report on Form 8-K to be furnished to the Securities and Exchange Commission on October 22, 2004. Once furnished to the SEC, the current report on Form 8-K may be accessed through the SEC’s website at http://www.sec.gov.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

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